Exhibit 1

This document is a free translation of the Brazilian judicial administrator’s report referred to May 2019 financial information of Oi S.A. and some of its subsidiaries (“RJ Debtors”) filled within the 7th Business Court of Rio de Janeiro on July 15, 2019. Due to the complexities of language translation, translations are not always precise. The original document was prepared in Portuguese, and in case of any divergence, discrepancy or difference between this version and the Portuguese version, the Portuguese version shall prevail. The Portuguese version is the only valid and complete version and shall prevail for any and all purposes. There is no assurance as to the accuracy, reliability or completeness of the translation. Any person reading this translation and relying on it should do so at his or her own risk.

HONORABLE JUDGE OF THE 7th BUSINESS COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL OF THE STATE OF RIO DE JANEIRO

Case No. 0203711-65.2016.8.19.0001

Court-Supervised Reorganization of Oi S.A and others

The TRUSTEE (Arnoldo Wald Law Firm), appointed in the process of Court-Supervised Reorganization of Oi S.A. and others, respectfully requests that you determine the attachment of the Monthly Activity Report ("RMA") for the month of May 2019.

Av. Pres. Juscelino Kubitschek, 510, 8° andar | CEP 04543-906 | São Paulo, SP tel: +55 11 3074 6000 waldsp@wald.com.br	Avenida Franklin Roosevelt: 115, 4° andar | CEP 20021-120 | Rio de Janeiro, RJ tel: +55 21 2272 9300 waldrj@wald.com.br	SCN, Quadra 04, n° 100 Bloco B, Petala D, 702 B | Centro Empresarial Varig | CEP 70714-900 Brasília, DF | tel: +55 61 3410 4700 walddf@wald.com.br

Rio de Janeiro, July 15, 2019.

Trustee

Law Office Arnoldo Wald

Av. Pres. Juscelino Kubitschek, 510, 8° andar | CEP 04543-906 | São Paulo, SP tel: +55 11 3074 6000 waldsp@wald.com.br	Avenida Franklin Roosevelt: 115, 4° andar | CEP 20021-120 | Rio de Janeiro, RJ tel: +55 21 2272 9300 waldrj@wald.com.br	SCN, Quadra 04, n° 100 Bloco B, Petala D, 702 B | Centro Empresarial Varig | CEP 70714-900 Brasília, DF | tel: +55 61 3410 4700 walddf@wald.com.br

MONTHLY REPORT OF ACTIVITIES

RMA

COURT-SUPERVISED REORGANIZATION

Oi

May . 2019

15 . July . 2019

EXECUTIVE REPORT

1	Introduction	03
2	Organization Chart of the Oi Group / Companies under Reorganization	05
3	Relevant Facts & Announcements to the Market published	09
4	Financial Information (Consolidated for the Companies Under Reorganization)	11
	4.1 Management Cash Flow Statement	12
5	Attendance to creditors	18
6	Manifestations presented by AJ	19
7	Supervision and Compliance with the PRJ	21

Court-Supervised Reorganization - Oi

July 15, 2019

2

1 Introduction

EXECUTIVE
REPORT

INTRODUCTION

The Trustee, Arnoldo Wald ("Wald" or "AJ"), appointed in the records of the Court-Supervised Reorganization of the Oi Group (case no. 0203711- 65.2016.8.19.0001), and RC Consultores, subcontracted by AJ to assist him in the preparation of the Monthly Activity Report ("RMA"), respectfully, before Your Honor, pursuant to your decision in pages 91.223 / 91.224, submit the RMA for the month of May 2019.

As it is known, the Court-Supervised Reorganization involves the following companies:

- Oi S.A. – under Court-Supervised Reorganization ("Oi S.A.");
- Telemar Norte Leste S.A. - under Court-Supervised Reorganization ("Telemar Norte Leste");
- Oi Móvel S.A. - under Court-Supervised Reorganization ("Oi Móvel");
- Copart4 Participações S.A. - under Court-Supervised reorganization ("Copart4")*;
- Copart5 Participações S.A. - under Court-Supervised reorganization ("Copart5")*;
- Portugal Telecom International Finance B.V. - in Court-Supervised Reorganization ("PTIF"); and
- Oi Brasil Holdings Coöperatief U.A. -under Court-Supervised Reorganization ("Oi Coop").

This report, which includes financial information based mainly on information provided by the Companies Under Reorganization up to July 15, 2019, contains data referring to May 2019, and should be analyzed together with the preliminary report of activities, as well as with the other RMA's previously presented.
The RMA will have a chapter specifically focused on the consolidated financial information of the Companies Under Reorganization, which in this Report will cover the Managerial Cash Flow Statement for that month, presented in the tables in comparison with the immediately preceding month. The report will highlight the main variations occurred in the period in question, presenting the clarifications provided by the Administration of the Companies Under Reorganization.

* Copart4 Participações S.A. was merged into Telemar Norte Leste S.A. in January 2019, as set forth in PRJ clause 7, attachment 7.1; Copart5 Participações S.A. was merged into Oi S.A. in March 2019, as set forth in PRJ clause 7, attachment 7.1.

Court-Supervised Reorganization - Oi

July 15, 2019

3

1 Introduction

EXECUTIVE
REPORT

This report, prepared through analytical procedures and discussions with the Company's management, aims to provide the Court and interested parties with information on the financial situation of the Companies Under Reorganization and the relevant operations carried out by them, as well as a summary of the activities carried out by AJ up to the end of this report.

The information presented below is based mainly on data and elements submitted by the Companies Under Reorganization. The individual financial statements of all the Companies Under Reorganization, as well as the consolidated financial statements of the Oi Group (which include but are not limited to the Companies Under Reorganization) are audited annually by independent auditors. Limited review procedures are applied by the auditors to file with the CVM the Consolidated Quarterly Financial Information ("ITRs") of the Oi Group. With respect to the individual financial information of each Recovering Company, prepared in monthly periods other than those that comprise the ITRs delivered to CVM, they are not subject to independent audit review, either by the auditors hired by Oi Group or by AJ.

AJ, honored with the charge assigned, puts himself at your disposal for further clarification on the information contained in this report or any other additional information.

Sincerely,

Arnoldo Wald Filho
awf@wald.com.br

Samantha Mendes Long
samantha@wald.com.br

Partners

Tel: +55 (11) 3074-6000

Marcel Augusto Caparoz
Chief Economist
marcel@rcconsultores.com.br

Tel: +55 (11) 3053-0003

Court-Supervised Reorganization - Oi

July 15, 2019

4

2 Organization Chart of the Companies Under Reorganization
EXECUTIVE REPORT

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 1 - Organization Chart of the Companies Under Reorganization

Oi
Ois.A. (Holding)
under court-supervised reorganization
100%
Telemar Norte Leste S.A. (STFC concession) under court-supervised reorganization
100%
Portugal Telecom Intern. Finance B.V. (Financial Vehicle) under court-supervised reorganization
100%
Oi Brasil Holdings Coöperatief U.A. (Financial Vehicle) under court-supervised reorganization
99,875%
Oi Serviços Financeiros S.A.. (current name Copart 3)
100%
CVTEL B.V.
100%
Rio Alto Credit and Equity Management S.A.
100%
Carrigans Finance S. a RL
100%
PT Shareholdings SGPS S.A.
99,8%
Bryophyta SP Participações Ltda.
100%
Oi Móvel S.A. (SMP and SeAC authorization) under court-supervised reorganization
6 other companies (see attachments)
8 other companies (see attachments)
Key
COMPANIES UNDER REORGANIZATION OF THE GROUP

Source: Information provided by the Administration

** Diagram previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Company Under Reorganization

Court-Supervised Reorganization - Oi
July 15, 2019
5

2 Organization Chart of the Companies Under Reorganization
EXECUTIVE
REPORT

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 2 - Organization Chart of the Companies Under Reorganization

Telemar Norte Leste S.A. (STFC concession) under court-supervised reorganization
100%
Oi Móvel S.A. under court-supervised reorganization
50%
Companhia AIX de Participações
100%
Brasil Telecom Call Center S.A.
81,61%
SEREDE Serviços de Rede S.A.
19,04%
Hispamar Satélite S.A.
99,99%
Dommo Empreendimentos Imobiliários Ltda.
99,99%
BrT Card Serviços Financeiros Ltda.
50%
Companhia ACT de Participações
10%
Pharol SGPS S.A.
Key
COMPANIES UNDER REORGANIZATION
OF THE GROUP

Source: Information provided by the Administration

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies Under Reorganization

Court-Supervised Reorganization - Oi
July 15, 2019
6

2 Organization Chart of the Companies Under Reorganization

EXECUTIVE
REPORT

CORPORATE ORGANIZATION CHART OF THE COMPANIES UNDER REORGANIZATION

Figure 3 - Organization Chart of the Companies Under Reorganization

Oi
Móvel
S.A.
under court-supervised reorganization
100%
Pointer
Network S.A.
5 other companies
100%
Paggo Empreendimentos S.A. (Holdings)
99,99%
Brasil Telecom Comunicação Multimídia Ltda.
99,99%
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.
99,99%
Paggo Administradora Ltda.
50%
Paggo Soluções e Meios de Pagamentos S.A.
Key
COMPANIES UNDER REORGANIZATION
OF THE GROUP

Source: Information provided by the Administration

** Chart previously presented in the Preliminary Activity Report.*
Information presented again to facilitate the understanding of the structure of the Companies Under Reorganization

Court-Supervised Reorganization - Oi

July 15, 2019

7

2 Brief description of the Companies Under Reorganization

EXECUTIVE
REPORT

COMPANIES UNDER COURT-SUPERVISED REORGANIZATION

Figure 4 - Companies under Court-Supervised Reorganization

Oi S.A.
Main provider of Fixed Telephony services in Region II and national and international long-distance services. It also has interests in other Group companies, being the main holding company of the Oi Group.

Oi Coop
Non-operational entity. Vehicle for attracting financing/resources in the international market

Oi S.A.
Oi Brasil Holdings Coöperatief U.A.
Oi Móvel S.A.
COMPANIES UNDER REORGANIZATION OF THE GROUP
Oi
Telemar Norte Leste S.A.
Portugal Telecom International Finance B.V.
Copart 4 e Copart 5 Participações S.A.

Oi Móvel
Provider of cellular mobile telephony services in Regions I, II and III and DTH TV services.

Telemar Norte Leste
Main provider of fixed telephony services in Region I and service of national and international long-distance calls.

PTIF
Non-operational entity. Vehicle for attracting financing/resources in the international market

Copart 4 and 5
Two legal entities used for the management and administration of real estate property and of the main properties leased to the Oi Group

Court-Supervised Reorganization - Oi

July 15, 2019

8

3 Relevant Facts & Announcements to the Market published

EXECUTIVE
REPORT

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

The following are some of the relevant facts and announcements to the market disclosed by the Oi Group that are directly related to the Companies under Reorganization:

Relevant Facts and Announcements to the Market in the month of **MAY/19**

May 8 - ANATEL Decision

Oi S.A. - under Court-Supervised Reorganization ("Oi" or "Company") informed its shareholders and the market in general that it had become aware, from the publication in the Official Gazette of the Union (DOU), of the terms of Decision No. 226, issued by the Executive Board of the National Telecommunications Agency - ANATEL on May 3, 2019 ("Decision"), by means of which the Executive Board decided, among other points, to maintain the special monitoring of the provision of telecommunications services by the companies comprising the Oi Group for the year of 2019, subject to the following provisions

a) to maintain the timely notification to Anatel of the convening of meetings of its Board of Directors, with a view to the participation of representatives of said autarchy;

b) also notify the Agency to participate in meetings of the various management advisory committees, such as the Court-Supervised Reorganization Plan Implementation Committee, the Audit, Risks and Controls Committee, among others, when the issues to be addressed are related to the actions outlined in the Court-Supervised Reorganization plan, in particular, issues related to: (b.1) the disposal of assets, as provided for in item 5.1 of the Court-Supervised Reorganization Plan; (b.2) the additional forms of financing, whether through the public issuance of common shares or new debt instruments, or through the public issuance of common shares, or new debt instruments, or when the issues to be discussed are related to the actions outlined in the Court-Supervised reorganization plan, in particular, issues related to: (b.1) the sale of assets, as provided for in item 5.1 of the Court-Supervised Reorganization Plan

c) to submit to Anatel, by means of a detailed report, within 60 days of becoming aware of such decision: (c.1) its consolidated cash flow, divided between operating cash flow, cash flow from investment activities and cash flow from financing activities, realized in 2018, as well as a comparison with the provisions of Annex 2.6 of the Court-Supervised Reorganization Plan, and justification for the differences between the realized and the forecast; and (c.2) the adjusted forecast of its discounted consolidated cash flow, divided between operating cash, cash flow from investing activities and cash flow from financing activities in the term horizon until the end of the concessions of the Fixed Switched Telephone Service (STFC). Such provision shall be accompanied by the economic-financial hypotheses and assumptions on which it is based, especially the expected profitability of the main planned investments, as well as the cost of contracting loans and financing and its compatibility with the planned investments. In this forecast, the sources of funds, in particular those arising (c.2.1) from the disinvestment in the capital of other companies, whether they are telecommunications providers or not, should be highlighted; (c.2.2) of the realization and approval of transactions with related parties, constitution of encumbrances or encumbrances of any kind on permanent assets, and provision of guarantees related to assets and rights of the group's concessionaires; and (c.2.3) of the realization of the permanent asset that has a direct or indirect relationship with the delegated telecommunications services;

d) to provide access to documents, accounting, legal, economic-financial and operational information that have served as a basis for the decisions taken on the topics listed above;

e) to forward the minutes and other records of the meetings of the aforementioned forums, signed by all those members who attended them by videoconference or telephone, within two business days of the signature of the last member present at the meeting;

f) to submit to the prior consent of this Agency, with the presentation of updated information related to its control, in fact and in law, any changes to the members of the Board of Directors, including with respect to their delegates, and any agreements that interfere directly or indirectly in the exercise of its control; and,

g) to communicate to the Competition Superintendence the negotiations of relevant participations of their capital in a stock exchange, greater than 5% of the voting capital, in the shortest possible time compatible with the closing of the trades in the spot market of B3 S.A. – Brasil, Bolsa, Balcão. Oi has indicated that it has not yet had access to the documents justifying this decision. In addition, the Company was also made aware of Anatel's Executive Board Ordinance No. 819 of May 3, 2019, which established a Working Group to monitor the operational and economic-financial situation of the companies that are part of the Oi Group. The full text of the Ruling and Ordinance is attached to this Notice to the Market. A translation of these documents into English will be sent as soon as possible to the US Securities and Exchange Commission on Form 6-K.

The full market release can be accessed on:
https://www.oi.com.br/ri/conteudo_en.asp?language=0&conta=28&type=43700

Court-Supervised Reorganization - Oi

July 15, 2019

9

3 Relevant Facts & Announcements to the Market published
EXECUTIVE
REPORT

RELEVANT FACTS & ANNOUNCEMENTS TO THE MARKET

Relevant Facts and Announcements to the Market in the month of **JUNE 19**

June 3 - Resignation of Director

Oi S.A. - In Court-Supervised Reorganization ("Oi" or "Company") informed to its shareholders and the market in general that Mr. Ricardo Reisen de Pinho resigned as a member of the Board of Directors on that date, for private reasons, according to the resignation letter attached to this Notice. The Company wishes to express its deepest gratitude to Mr. Ricardo Reisen de Pinho for his dedication during his term of office as a member of the Board of Directors, recognizing the significant contributions and results achieved, particularly in the Court-Supervised reorganization process of the Company. As a result of the vacancy of the position, the Board of Directors will deal in due course with the appointment of a substitute, pursuant to article 150 of Law 6404/76 and Clause 9.6 of the Court-Supervised Reorganization Plan.

The full market release can be accessed on:
https://www.oi.com.br/ri/conteudo_en.asp?language=0&conta=28&type=43700

June 12 - Clarifications on CVM/B3 Consultations

Dear Sirs, in attention to Official Letter 463/2019 - SLS sent by B3 S.A. - Brazil, Bolsa, Balcão ("Official Letter"), through which **Oi S.A. - In Court-Supervised Reorganization** ("Oi" or "Company") is requested to clarify the news published by Agência Estado - Broadcast, on June 12, 2019, under the title "Oi receives two proposals to sell interest in Unitel", as described below, the Company clarifies the following:

"June 12, 2019 463/2019-SLS Oi S.A. - In Court-Supervised Reorganization At. Mr. Carlos Augusto Machado Pereira de Almeida Brandão Investor Relations Officer Ref: Request for clarification on news in the press

Dear Gentlemen,
In news published by Agência Estado - Broadcast, in 06/12/2019, under the title "Oi receives two proposals to sell participation in Unitel", it is stated, among other information, that:
1. Oi received two proposals to sell its 25% stake in Unitel, Angola's biggest mobile operator;
2. One of the offers on the table was presented by a representative of Isabel dos Santos, holder of a 25% stake in Unitel, in the amount of US$ 850 million, in installments, with the possibility of a cash payment for an amount adjusted to present values;
3. The other proposal came from a representative of Sonangol, an Angolan state-owned oil company and also owner of a 25 percent stake in the operator, worth US$1 billion, with a cash payment;
4. The proposals also include credits related to dividends owed by Unitel to Oi and other rights favorable to the Brazilian company recognized in the arbitration decision of February 2019, in addition to the equity interest in Multitel - Serviços de Telecomunicações Ltda.
We request clarification on the items marked, until 06/13/2019, with their confirmation or not, as well as other information considered important."
In this regard, the Company clarifies that, as already announced to the market and also foreseen in the Court-Supervised Reorganization Plan of the Oi Companies, it intends to sell its indirect interest in the Angolan telecommunications company Unitel S.A. ("Unitel"), as well as other *non-core* assets.
In this sense, it is natural to have conversations with potential stakeholders.
Oi clarifies, however, that it has not received any proposal from Sonangol and that there are no completed negotiations. Finally, we emphasize that any possible disposal will be subject to prior approval of the Company's Board of Directors, and also subject to the approval of the judge of the 7th Business Court of Rio de Janeiro, after prior submission to the Public Attorney's Office.
These being the considerations that we had in relation to the Office, we put ourselves entirely at your disposal for further clarification.

The communication can be accessed on:
https://www.oi.com.br/ri/conteudo_en.asp?language=0&conta=28&type=43700

Court-Supervised Reorganization - Oi
July 15, 2019
10

4 Financial Information (Consolidated for the Companies under Reorganization)

EXECUTIVE
REPORT

FINANCIAL INFORMATION

4.1 Management Cash Flow Statement

Court-Supervised Reorganization - Oi

July 15, 2019

11

4.1 MANAGEMENT CASH FLOW STATEMENT
Monthly Consolidate of the Companies under Reorganization (unaudited)
REPORT
EXECUTIVE

MANAGEMENT CASH FLOW STATEMENT

HIGHLIGHTS

Demo
01 to 31 of **MAY**, 2019

- **Net Operating Cash Generation from The Companies under Reorganization** was negative by BRL 417 million in May/19

- **Investments** reached BRL 672 million in May/19

- **Receipts** increased by BRL 725 million in May 19, totaling BRL 2,815 million

- **Payments** decreased BRL 404 million in May 19, reaching a level of BRL 2,560 million

- The **Final Balance of Caixa Financeiro of the Companies under Reorganization** shrank by BRL 308 million in May 19, totaling BRL 4,306 million

Court-Supervised Reorganization - Oi
July 15, 2019
12

4.1 MANAGEMENT CASH FLOW STATEMENT
Monthly Consolidate of the Companies under Reorganization (unaudited)
EXECUTIVE REPORT

Demo

01 to 31 of **MAY**, 2019

Net Operating Cash Generation from The Companies under Reorganization was negative by BRL 417 million in May/19

- The Generation of Net Operating Cash from the Companies under Reorganization in the month of May/19 was negative in BRL 417 million, after a negative result of BRL 1,414 million observed in the previous month (Figure 5). Compared to April 19, Receipts increased by BRL 725 million, reaching a level of BRL 2,815 million, while cash outflows with Payments and Investments decreased by BRL 272 million, totaling BRL 3,232 million together (Figure 6).
- The other transactions in the Companies under Reorganization, which includes *financial operations and intra-group operations,* contributed jointly to the cash inflow of BRL 109 million in May 19.
- Thus, the variation in the Final Balance of the Financial Cash of the Companies under Reorganization was negative at BRL 308 million in May 19, resulting in an amount of BRL 4,306 million (Figure 7), corresponding to a decrease of 6.7% in relation to the previous month.
- Detailed considerations of the variations will be analyzed in the following pages.

Source: Financial statements and management information

Figure 5 - Net Operating Cash Generation - Monthly Balance

In BRL million
1.093
(417)
(1.414)

Figure 6 - Monthly evolution . Receipts x Payments/Investments

RECEIPTS
PAYMENTS
+
INVESTMENTS
In BRL million
3.232
2.815

Figure 7 - Financial Cash - The Companies under Reorganization - monthly - Closing Balance

In BRL million
4.180
7.524
7.515
5.943
6.010
4.469
4.614
4.306

Cash outflow from Investments contributed to the negative balance of Net Operating Cash Generation

Figure 8 - Management cash flow statement

	Apr/19	May/19	△
Clients	1,570	1,660	6%
Network Usage Services	6	252	4100%
Dealers	427	446	4%
Other	87	457	425%
Receipts (1)	**2,090**	**2,815**	**35%**

	Apr/19	May/19	△
Plant Maintenance	(324)	(322)	-1%
Rent	(407)	(432)	6%
Data Processing/Graphics	(139)	(94)	-32%
Call Center Customer Service/Billing	(135)	(138)	2%
Dealers	(100)	(109)	9%
Consultancy / Audits / Fees	(76)	(42)	-45%
Other Services/Payments	(309)	(517)	67%
Materials/Services (2)	**(1,490)**	**(1,654)**	**11%**

	Apr/19	May/19	△
Network Usage Services	(6)	(251)	4083%
Judicial Deposits	78	41	-47%
Contingencies	(5)	(16)	220%
Other Payment (2)	**67**	**(226)**	**220%**

	Apr/19	May/19	△
Telemar	(230)	(279)	21%
Oi S.A.	(81)	(99)	22%
Oi Móvel	(229)	(294)	28%
Investments (3)	**(540)**	**(672)**	**24%**

In BRL million

2.815
(180)
(1.654)
(500)
0
(226)
(672)
(417)
Receipts
Personnel
Materials/Services
Tax
Mediation
Other payments
Investment
Generation Net Operation

Source: Financial statements and management information

Court-Supervised Reorganization - Oi
July 15, 2019
13

4.1 MANAGEMENT CASH FLOW STATEMENT
Monthly Consolidate of the Companies under Reorganization (unaudited)

EXECUTIVE
REPORT

Demo

01 to 31 of **MAY**, 2019

Table 1 - Management Cash Flow Statement - Apr/19

BRL million	(A) 04/30/2019 **Apr/19**	(B) - (A) *Variation*	(B) 05/31/2019 **May/19**
INITIAL Balance - Financial Cash	**6,010**	**(1,396)**	**4,614**
Clients	1,570	90	1,660
Network Usage Services	6	246	252
Dealers	427	19	446
Other	87	370	457
Receipts (1)	**2,090**	**725**	**2,815**
Personnel	(320)	140	(180)
Suppliers of Materials/Services	(1,496)	(409)	(1,905)
Tax	(1,221)	721	(500)
Judicial Deposits	78	(37)	41
Contingencies	(5)	(11)	(16)
Mediation	-	-	-
Payments (2)	**(2,964)**	**404**	**(2,560)**
Telemar	(230)	(49)	(279)
Oi S.A.	(81)	(18)	(99)
Oi Móvel	(229)	(65)	(294)
Investments (3)	**(540)**	**(132)**	**(672)**
Net Operating Income (1+2+3)	**(1,414)**	**997**	**(417)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Intra Group Operations		100	100
Financial Operations	17	*(8)*	9
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**4,614**	**(308)**	**4,306**

Figure 9 - Receipts - Structure of participation

RECEIPTS
TOTAL
BRL 2,815 million
Network Usage
Services
BRL 252 million
9%
Dealers
BRL 457
mi
16%
Other
BRL 457
mi
16%
Clients
BRL 1,660
mi
59%

	May/19		Apr/19
	BRL million	Participation	Participation
Receipts	**2,815**	**100%**	**100%**
Clients	1,660	59%	75%
Other	457	16%	5%
Dealers	446	16%	20%
Network Usage Service	252	9%	0%

RECEIPTS

Receipts increased in May/19

In May 19 there was a BRL 725 million increase in the Receipts account when compared to the previous month (+34.7%), reaching the figure of BRL 2,815 million.

The heading *Customers* recorded an increase of BRL 90 million in May 19, totaling BRL 1,660 million, before collection of BRL 1,570 million in April 19. In May 19, the amount of BRL 246 million was increased to BRL 252 million, compared to BRL 6 million in the previous month.

- Management reported that the increase in the heading *Customers* in May 19 was due to the higher number of business days (22 d.u. in May 19 against 21 d.u. in April 19) and the increase in the volume of write-offs due to the collection of Oi S.A.'s invoices.
- Management also pointed out that the "*Network Use Services*" account is subject to fluctuations over the months and should be analyzed in conjunction with the "Network Use Services" account.

In the same direction, the *Dealers* account increased by BRL 19 million in May 19, reaching a level of BRL 446 million. Finally, the heading *Other Receipts* recorded an increase of BRL 370 million, totaling a cash inflow of BRL 457 million in May/19.

- Management stated that the increase in *Other Receipts* in May 19 is explained by the higher level of Intercompany Interconnection Receipts among the companies under Court-Supervised Reorganization, and that the effect is cancelled with the item "Other services/payments"

Court-Supervised Reorganization - Oi

July 15, 2019

14

4.1 MANAGEMENT CASH FLOW STATEMENT
Monthly Consolidate of the Companies under Reorganization (unaudited)
REPORT
EXECUTIVE

Demo

01 to 31 of **MAY**, 2019

Table 1 - Managerial Cash Flow Statement - May/19

BRL million	(A) 04/30/2019 **Apr/19**	(B) - (A) *Variation*	(B) 05/31/2019 **May/19**
INITIAL Balance - Financial Cash	**6,010**	**(1,396)**	**4,614**
Clients	1,570	90	1,660
Network Usage Services	6	246	252
Dealers	427	19	446
Other	87	370	457
Receipts (1)	**2,090**	**725**	**2,815**
Personnel	(320)	140	(180)
Suppliers of Materials/Services	(1,496)	(409)	(1,905)
Tax	(1,221)	721	(500)
Judicial Deposits	78	(37)	41
Contingencies	(5)	(11)	(16)
Mediation	-	-	-
Payments (2)	**(2,964)**	**404**	**(2,560)**
Telemar	(230)	(49)	(279)
Oi S.A.	(81)	(18)	(99)
Oi Móvel	(229)	(65)	(294)
Investments (3)	**(540)**	**(132)**	**(672)**
Net Operating Income (1+2+3)	**(1,414)**	**997**	**(417)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Intra Group Operations		100	100
Financial Operations	17	*(8)*	9
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**4,614**	**(308)**	**4,306**

Figure 10 - Payments - Participation structure

Other
BRL (-25) million
-1%
Personnel
BRL 180 million
7%
RECEIPTS
TOTAL
BRL 2,560 million
Tax
BRL 500 million
20%
Suppliers
BRL 1,905 million
74%

	May/19 BRL million	May/19 Participation	Apr/19 Participation
Payments	**2,560**	**100%**	**100%**
Suppliers of Materials/Services	1,905	74%	50%
Tax	500	20%	41%
Personnel	180	7%	11%
Other	(25)	-1%	-2%
Mediation		0%	0%

PAYMENTS

Reduction of Payments in May/19

Payments totaled BRL 2,560 million in May 19, a decrease of BRL 404 million in relation to the previous month, when the heading registered BRL 2,964 million.

The main reason for the lower cash outflow from Payments was the *Taxes* heading, which fell by BRL 721 million in May 19, totaling BRL 500 million. In the same direction, *Personnel* had a reduction of BRL 140 million in the month, totaling BRL 180 million.

- According to the Administration, the reduction observed in the heading *Taxes* in May 19 is a reflection of the punctual payment of the annual maintenance fee to Anatel in the previous month, besides the burden of concession.
- According to Management, the decrease in the *Personnel* heading in May 2009 reflects the payment in the previous month of the 2018 PPR for the 2018 targets, approved in the 2018/2019 collective agreement.

On the other hand, *Suppliers of Materials/Services* registered an increase of BRL 409 million in the month, reaching the level of BRL 1,905 million.

- According to Management, the increase in the heading *Suppliers of Materials/Services* in May 19 is mainly explained by:
  - Intercompany payment of interconnection between the companies under Court-Supervised reorganization, the effect of which is annulled with the caption "Other receipts"
  - Increase in Intercompany commission payment to Paggo Lojas, for sales of fixed and mobile telecommunication services

Judicial deposits, on the other hand, had a lower cash inflow in May 19, rising from BRL 78 million in April 19 to BRL 41 million in May 19. Finally, the heading *Contingencies* recorded a cash outflow of BRL 16 million, while *Mediation* showed no change in relation to the previous month.

- The administration informed, in relation to *Judicial Deposits*, that in May 19 there was less redemption of deposits and unlocks in relation to the previous month, in the PEX and Civil sphere.

Court-Supervised Reorganization - Oi
July 15, 2019
15

4.1 MANAGEMENT CASH FLOW STATEMENT
Monthly Consolidate of the Companies under Reorganization (unaudited)

EXECUTIVE REPORT

Demo

01 to 31 of **MAY**, 2019

Table 1 - Managerial Cash Flow Statement - May/19

BRL million	(A) 04/30/2019 **Apr/19**	(B) - (A) *Variation*	(B) 05/31/2019 **May/19**
INITIAL Balance - Financial Cash	**6,010**	**(1,396)**	**4,614**
Clients	1,570	90	1,660
Network Usage Services	6	246	252
Dealers	427	19	446
Other	87	370	457
Receipts (1)	**2,090**	**725**	**2,815**
Personnel	(320)	140	(180)
Suppliers of Materials/Services	(1,496)	(409)	(1,905)
Tax	(1,221)	721	(500)
Judicial Deposits	78	(37)	41
Contingencies	(5)	(11)	(16)
Mediation	-	-	-
Payments (2)	**(2,964)**	**404**	**(2,560)**
Telemar	(230)	(49)	(279)
Oi S.A.	(81)	(18)	(99)
Oi Móvel	(229)	(65)	(294)
Investments (3)	**(540)**	**(132)**	**(672)**
Net Operating Income (1+2+3)	**(1,414)**	**997**	**(417)**
Capital Increase	-	-	-
Pharol Agreement	-	-	-
Intra Group Operations		100	100
Financial Operations	17	*(8)*	9
Dividends and JCP	-	-	-
FINAL Balance - Financial Cash	**4,614**	**(308)**	**4,306**

Figure 11 - Investments - Participation structure

INVESTMENTS TOTAL
BRL 672 million
Oi S.A.
BRL 99 million
15%
Telemar
BRL 294 million
44%
Oi Móvel
BRL 279 million
42%

	May/19 BRL million	May/19 Participation	Apr/19 Participation
Investment	**572**	**100%**	**100%**
Oi Móvel	294	44%	42%
Telemar	279	42%	43%
Oi S.A.	99	15%	15%

INVESTMENTS

The Companies under Reorganization recorded *Investment* Payments of BRL 672 million in May 19, an increase of 24.4% in relation to the previous month, when there was a cash outflow with *Investments* of BRL 540 million.

Investments related to Telemar S.A. had a high of BRL 49 million, totaling BRL 279 million in May/19. Investments in Oi Móvel S.A. increased by BRL 65 million, totaling BRL 294 million, while Investments in Oi S.A. increased from BRL 81 million in April/19 to BRL 99 million in May/19.

- Management emphasized that the result for the month is within the strategic plan to accelerate the Company's investments, mainly in optical fiber and expansion of the mobile network.

NET OPERATING INCOME

The level of *Receipts* in May 19, of BRL 2,815 million, was lower than the total sum of *Payments* (BRL 2,560 million) and cash outflows with *Investments* (BRL 672 million) in the month, which directly contributed to the negative balance of BRL 417 million in the Net Operational Generation of the Companies under Reorganization in the month.

- Management informed that the result is in line with the flow foreseen in the Court-Supervised Reorganization Plan.

CLOSING BALANCE – FINANCIAL CASH

Financial Operations registered a positive result of BRL 9 million in May 19, a decrease of BRL 8 million in relation to the previous month. *Intra-Group Operations* recorded a cash inflow of BRL 100 million in May 19. The other headings remained at zero.

- Management informed that the reduction in revenue arising from Financial Operations is a reflection of the lower interest rate of the Brazilian economy in 2019, in addition to the effect of the IR Share Commitment.

- In relation to the *Intra-Group Operations* heading, Management informed that the cash inflow in May 19 is due to a capital reduction in a company not recovering from the Oi Group.

Thus, adding the inflow of BRL 109 million in *Financial Operations* and *Intra-Group Operations* to the negative balance of BRL 417 million in Net Operating Cash Generation, the Final Balance of Caixa Financeiro of the Companies under Reorganization was reduced by BRL 308 million in relation to the previous month (drop of 6.7%), totaling BRL 4,306 million.

- Management emphasized that, as provided for in the guidelines of the Court-Supervised Reorganization Plan, upward and downward fluctuations in the Company's cash flow are expected throughout the year.

Court-Supervised Reorganization - Oi
July 15, 2019
16

4.1 MANAGEMENT CASH FLOW STATEMENT
Monthly Consolidate of the Companies under Reorganization (unaudited)

EXECUTIVE
REPORT

Demonstration

01 to 31 of **MAY**, 2019

Table 2 - Direct Cash Flow

BRL million

CONSOLIDATED OF THE COMPANIES UNDER REORGANIZATION	DEC/17	JAN/18	FEB/18	MAR/18	APR/18	MAY/18	JUN/18	JUL/18	AUG/18	SEP/18	OCT/18	NOV/18	DEC/18	JAN/19	FEB/19	MAR/19	APR/19	MAY/19
Opening Balance - Financial Cash	**6,877**	**6,881**	**6,128**	**5,909**	**5,831**	**4,820**	**4,602**	**4,819**	**4,677**	**4,721**	**4,815**	**4,379**	**4,362**	**4,469**	**7,515**	**5,943**	**6,010**	**4,614**
Receipts	**2,716**	**2,816**	**2,758**	**2,646**	**2,619**	**2,386**	**2,736**	**2,589**	**2,659**	**2,694**	**2,898**	**2,815**	**2,645**	**2,463**	**2,400**	**2,248**	2,090	2,815
Clients	1,905	1,825	1,691	1,855	1,780	1,799	1,734	1,836	1,731	1,681	1,756	1,807	1,697	1,628	1,541	1,572	1,570	1,660
Network Usage Services	197	201	209	212	234	3	467	228	210	205	204	192	192	177	191	151	6	252
Dealers	420	524	411	456	461	491	471	431	518	420	466	478	412	498	400	411	427	446
Other	194	266	447	123	144	93	64	94	200	388	472	338	344	160	268	114	87	457
Payments	**(2,560)**	**(3,239)**	**(2,578)**	**(2,231)**	**(3,109)**	**(2,213)**	**(2,223)**	**(2,383)**	**(2,279)**	**(2,276)**	**(2,751)**	**(2,432)**	**(2,285)**	**(2,733)**	**(2,805)**	**(1,821)**	(2,964)	(2,560)
Personnel	(236)	(234)	(177)	(140)	(303)	(179)	(147)	(186)	(170)	(140)	(137)	(133)	(244)	(200)	(172)	(144)	(320)	(180)
Suppliers of Materials and Services	(1,422)	(2,421)	(1,789)	(1,488)	(1,641)	(1,332)	(1,568)	(1,698)	(1,604)	(1,640)	(2,048)	(1,775)	(1,508)	(1,829)	(1,670)	(1,239)	(1,496)	(1,905)
Materials/Services	(1,222)	(2,215)	(1,575)	(1,277)	(1,401)	(1,325)	(1,101)	(1,470)	(1,393)	(1,433)	(1,842)	(1,581)	(1,315)	(1,649)	(1,478)	(1,087)	(1,490)	(1,654)
Plant Maintenance	(345)	(341)	(309)	(331)	(375)	(302)	(283)	(312)	(297)	(299)	(332)	(347)	(425)	(406)	(344)	(305)	(324)	(322)
Rentals	(139)	(386)	(210)	(259)	(248)	(245)	(260)	(322)	(349)	(329)	(336)	(338)	(297)	(401)	(438)	(273)	(407)	(432)
Data Processing/Graphics	(113)	(127)	(122)	(140)	(122)	(111)	(108)	(132)	(122)	(103)	(134)	(129)	(97)	(134)	(122)	(108)	(139)	(94)
Call Center Customer Service/Billing	(157)	(147)	(126)	(188)	(143)	(128)	(104)	(140)	(138)	(104)	(138)	(147)	(163)	(129)	(155)	(113)	(135)	(138)
Dealers	(105)	(103)	(105)	(104)	(101)	(105)	(99)	(111)	(108)	(109)	(112)	(116)	(110)	(115)	(115)	(105)	(100)	(109)
Consultancy / Audits / Fees	(31)	(55)	(67)	(50)	(56)	(50)	(35)	(75)	(71)	(45)	(96)	(74)	(52)	(124)	(50)	(34)	(76)	(42)
Other Services/Payments	(332)	(1,056)	(636)	(205)	(356)	(384)	(212)	(378)	(308)	(444)	(694)	(430)	(171)	(340)	(254)	(149)	(309)	(517)
Network Usage Services	(200)	(206)	(214)	(211)	(240)	(7)	(467)	(228)	(211)	(207)	(206)	(194)	(193)	(180)	(192)	(152)	(6)	(251)
Tax	(633)	(621)	(628)	(527)	(1,172)	(698)	(518)	(531)	(507)	(516)	(551)	(543)	(576)	(683)	(566)	(524)	(1,221)	(500)
Judicial Deposits	(224)	43	53	(11)	8	(4)	11	50	46	40	41	55	75	34	51	91	78	41
Contingencies	1	(1)	-	(12)	-	-	(1)	(8)	-	(4)	(2)	(1)	(12)	(5)	(6)	(5)	(5)	(16)
Mediation	(46)	(5)	(37)	(53)	(1)	-	-	(10)	(44)	(16)	(54)	(35)	(20)	(50)	(442)	-	-	-
Investment	**(190)**	**(554)**	**(430)**	**(519)**	**(536)**	**(434)**	**(377)**	**(370)**	**(363)**	**(339)**	**(582)**	**(421)**	**(344)**	**(603)**	**(482)**	**(384)**	**(540)**	(672)
Telemar	(89)	(272)	(200)	(215)	(278)	(182)	(170)	(154)	(178)	(147)	(222)	(193)	(174)	(234)	(208)	(172)	(230)	(279)
Oi S.A.	(25)	(70)	(63)	(81)	(70)	(66)	(63)	(52)	(47)	(64)	(76)	(58)	(46)	(103)	(83)	(51)	(81)	(99)
Oi Móvel	(76)	(212)	(167)	(223)	(188)	(186)	(144)	(164)	(138)	(128)	(284)	(170)	(124)	(266)	(191)	(161)	(229)	(294)
Operational Generation	**(34)**	**(977)**	**(250)**	**(104)**	**(1,026)**	**(261)**	**136**	**(164)**	**17**	**79**	**(435)**	**(38)**	**16**	**(873)**	**(887)**	**43**	**(1,414)**	(417)
Capital Increase	-	-	-	-	-	-	-	-	-	-	-	-	-	4,007	-	-	-	-
Pharol Agreement	-	-	-	-	-	-	-	-	-	-	-	-	-	(106)	-	-	-	-
Intra Group Operations	-	-	-	-	-	28	55	3	(1)	-	-	-	14	-	-	-	-	100
Financial Operations	38	32	24	26	15	15	26	19	28	15	(1)	21	23	18	(685)	24	17	9
Dividends and JCP	-	192	7	-	-	-	-	-	--	-	-	-	54	-	-	-	-	-
Closing Balance - Financial Cash	**6,881**	**6,128**	**5,909**	**5,831**	**4,820**	**4,602**	**4,819**	**4,677**	**4,721**	**4,815**	**4,379**	**4,362**	**4,469**	**7,515**	**5,943**	**6,010**	**4,614**	**4,306**

Court-Supervised Reorganization - Oi
July 15, 2019
17

5 Attendance to creditors

EXECUTIVE
REPORT

CREDITOR SUPPORT

AJ remains dedicated to supporting this Court in the organization of the numerous official letters received from other Courts requesting authorization to constrict the assets of the Companies under Reorganization for payment of extra-bankruptcy credits, in a procedure that, on one hand, unites speed and security for the benefit of the Creditors, and, on the other, allows the rise of Grupo Oi and compliance with the PRJ.

For this purpose, this Management has published a list of the official letters received last month by the 7th Business Court and the list of extra- bankruptcy credits paid by the Oi Group, which is already available for consultation on the Court-Supervised reorganization website (www.recuperacaojudicaloi.com.br), and which currently totals 930,336 accesses.

In relation to competitive credits, AJ remains focused on clarifying doubts about mediation procedures, clauses and compliance with the approved Court-Supervised Reorganization Plan, being constantly contacted by national and international creditors, either by telephone, through the line +55 (21) 2272-9300, or by e-mail credoroi@wald.com.br.

AJ reports that, throughout the month, it followed the mediation procedure related to the procedural incidents, pursuant to the decision of pages 341,970 / 341,973. The aim of this mediation is to stimulate a composition between creditors and debtors to define the value of the credits, from an online platform, which already has more than 4,000 signed agreements.

In addition, AJ continues to ensure that incidents not included in mediations currently in progress have their course of action resumed, as determined by this Court.

In addition, this Management makes available monthly the general list of creditors on the site of the Court-Supervised reorganization (www.recuperacaojudicaloi.com.br), based on the incidents of qualifications and challenges that have already been sentenced.

Court-Supervised Reorganization - Oi

July 15, 2019

18

6 Manifestations presented by AJ

EXECUTIVE
REPORT

SUMMARY OF AJ'S MANIFESTATIONS IN THE CASE FILES

Below, AJ lists the manifestations presented in the records of the electronic process after the last Monthly Activity Report, with an indication of the respective pages.

Pages 384,296/384,319	Monthly report on the activities performed by the Companies under Reorganization (for the month of April 2019).	06.17.2019
Pages 385,356/385,358	AJ's Manifestation on: (i) the official letters issued by the Judge to the 1st Civil Court of Blumenau, State of Santa Catarina, communicating the ratification of agreements signed between Oi S.A. and Creditors, pursuant to Clause 4.8 of PRJ; (ii) the requests for arrangements for the payment of extra-bankruptcy credits; (iii) the decision of the Second Vice President, which granted PWC's request to attribute suspensive effect to its Ordinary Appeal brought against the denial of security required by Security Warrant no. 0029643-08.2017.8.19.0000; (iv) the decision of Anatel's Board of Directors that maintained the "special monitoring of the provision of telecommunications services by the companies that are part of Grupo Oi S.A. for the year 2019", (v) the petition filed by Gilmar de Araujo Silva, informing data for payment of his credit, which was subject to mediation in the records of Proof of Claim No. 0202713-29.2018.8.19.0001; and (vi) the assignment of credit made by IIR Informa Seminars Ltda. in favor of BTS Informa Feiras, Eventos e Editoras Ltda.	06.28.2019

Court-Supervised Reorganization - Oi

July 15, 2019

19

6 Manifestations presented by AJ

EXECUTIVE
REPORT

SUMMARY OF AJ'S MANIFESTATIONS IN THE CASE FILES

Pages	AJ's Manifestation on: (i) the petition of creditor Amanda Fernanda Barbosa, requesting the authorization of her credit; (ii) the petition filed by the SBA Torres Brasil creditor, informing the incorporation of Loc Sites Infraestrutura Telefônica Ltda; (iii) the requests for arrangements for the payment of noncompetition claims; (iv) the official letter of pages 385,170 / 385,203, clarifying the AJ that this is a bankruptcy credit, so that it is incumbent on the creditor to submit the credit qualification; (v) the petition of the creditor Belo Horizonte Gráfica e Editora Ltda., requesting the execution of its credit reservation request; (vi) letter no. 768/2019, sent by the 3rd Real Estate Registry Office, in which it requires authorization for the registration of the "Public Deed of District" issued before the 15th Office of Notes of the State of Rio de Janeiro between Telemar Norte Leste S/A and BTG Pactual Serviços Financeiros S/A Distribuidora de Títulos e Valores Mobiliários, as administrator of the Real Estate Investment Fund - FII BTG Pactual Corporate Office; (vii) the full payment of the labor credit due to Mr. Márcio Fernandes Gorgônio; (viii) the petition of the State of Minas Gerais regarding the payment of its credit; (ix) the petition filed by attorney Paulo Donel on the participation of PEX creditors in the mediation program with the procedural incidents; (x) the petition by former Director Zeinal Abedin Mohamed Bava on the revocation of the decision suspending payment of his claim; (xi) an official letter from the Casa do Trabalho de Santo Antônio de Jesus-BA, requesting information regarding the payment of the credit in favor of the creditor Crispim Carvalho Cardoso; (xii) the petition from the Companies under Reorganization regarding the resignation of Mr. Ricardo Reisen Pinheiro as a member of the Board of Directors, appointed by the Court-Supervised Reorganization Plan of the Oi Group; and (xiii) the petition filed by Mattos Filhos, Veiga Filho, Marrey Jr. e Quiroga Advogados informing revocation of mandates.	07.10.2019

Court-Supervised Reorganization - Oi

July 15, 2019

20

7 Supervision of compliance with the Court-Supervised Reorganization Plan

EXECUTIVE
REPORT

MONITORING COMPLIANCE WITH THE COURT-SUPERVISED REORGANIZATION PLAN

The Court-Supervised Reorganization Plan ("PRJ") presented by the Companies under Reorganization was approved by the Creditors present at the General Meeting of Creditors held on December 19, 2017, being ratified, with reservations, by this Court, under the terms of the court's decision of pages 254,741 / 254,756.

Accordingly, this Management remains focused on the inspection of compliance with the Companies under Reorganization's obligations for the recovery of the approved PRJ, having held periodic meetings with the Company and analyzed all pertinent documentation.

As a result of this inspection, AJ informs that, in **May 2019**, only the obligations with maturity term linked to the final and unappealable record of origin, as established in the Court-Supervised Reorganization Plan, were due. Monthly, this Management receives the list of labor credits settled during the month, due to the end of the grace period (180 days counted from the final and unappealable decision of the lawsuit of origin - clause 4.1.1 of the PRJ).

Finally, with regard to mediation with gross credits, which already has 10,700 agreements signed, AJ informs that it has been following the procedure and the operation of the FGV Platform, available for access since July 26, 2018.

Court-Supervised Reorganization – Oi

July 15, 2019

21

Avenida Franklin Roosevelt,	Avenida Juscelino Kubitschek,
nº 115, 4º andar	nº 510, 8º andar
CEP 20021-120	CEP 04543-906
Rio de Janeiro, RJ - Brasil	São Paulo, SP - Brasil

Rua James Joule,
nº 92, 10º andar
Brooklin Novo,
CEP 04576-080
São Paulo, SP - Brasil